By-Laws

of

Advisers Preferred Trust

ARTICLE 1

Agreement and Declaration of Trust and Offices

1.1

Agreement and Declaration of Trust.  These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of Advisers Preferred Trust, the Delaware statutory trust established by the Declaration of Trust (the "Trust").

1.2

Offices.  The Trust may maintain one or more other offices, including its principal office, in or outside of Maryland, in such cities as the Trustees may determine from time to time.  Unless the Trustees otherwise determine, the principal office of the Trust shall be located at 1445 Research Blvd., Suite 530, Rockville, MD  20850.

ARTICLE 2
Meetings of Trustees

2.1

Regular Meetings.  Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.  A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as any meeting of the shareholders.

2.2

Special Meetings.  Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairman, President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.  Such special meetings shall be held at such place or places within or outside of the State of Maryland.

2.3

Notice.  It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone, electronic mail or facsimile at least twenty-four hours before the meeting.  Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her.  Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4

Quorum.  At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum.  Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5

Participation by Telephone.  Trustees of the Trust may participate in a regular or special Board or Committee meeting by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting except as otherwise provided by the Investment Company Act of 1940 (the "1940 Act").

2.6

Action by Consent.  Any action required or permitted to be taken at any meeting of the Trustees or any committee thereof may be taken without a meeting, if a written consent of such action is signed by a majority of the Trustees then in office or a majority of the members of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Trustees or such committee.

2.7

Compensation and Expenses.  Trustees may, pursuant to resolution of the Board, be paid fees for their services, which fees may consist of an annual fee or retainer and/or fixed fee for attendance at meetings.  In addition, Trustees may in the same manner be reimbursed for expenses incurred in connection with their attendance at meetings or otherwise in performing their duties as Trustees.  Members of committees may be allowed like compensation and reimbursement.  Nothing herein contained shall preclude any Trustee from serving the Trust in any other capacity and receiving compensation therefor.

2.8

Chairman of the Board.  The Board of Trustees shall choose a Chairman of the Board from among the Trustees.  The Chairman of the Board shall preside at all meetings of the Board of Trustees and of the Shareholders at which the Chairman is present.  The Chairman shall have and may exercise such powers as are, from time to time, assigned to him or her by the Board of Trustees.

2.9

Powers.  The Board may exercise all the powers of the Trust, except such as are by statute, the Declaration of Trust, or these By-Laws conferred upon or reserved to the Shareholders.  The Board shall keep full and fair accounts of its transactions.  The Board will have the resources, including appropriate funding, and authority to discharge its responsibilities, including the authority to retain and compensate independent or special counsel and other experts or consultants.

2.10

Numbers of Trustees.  The number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees; provided, however, the number of Trustees shall in no event be reduced to less than three by such an instrument.  The selection  and nomination of Trustees who are not 'interested persons' of the Trust, as such term is defined by the 1940 Act, and the rules thereunder, shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

ARTICLE 3
Officers

3.1

Enumeration and Qualification.  The officers of the Trust shall be a President, a Chief Compliance Officer, a Treasurer, an Assistant Treasurer, if any, a Secretary, an Assistant Secretary, if any, a Chief Administrative Officer, if any, and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect.  The Trust also may have such agents as the Trustees from time to time may in their discretion appoint.  Any officer may be, but need not be, a Trustee or shareholder.  The same person may hold any two or more offices and any office (other than that of the Chief Compliance Officer) may be vacant from time to time.

3.2

Election.  The Trustees shall elect each officer.  The Chief Compliance Officer must be appointed by the Trustees, including a majority of the independent Trustees, as defined in the Investment Company Act of 1940 (the "Independent Trustees").  Vacancies in any office may be filled at any time, provided, however, that filling a vacancy in the office of Chief Compliance Officer must be approved by the Trustees, including a majority of the Independent Trustees.

3.3

Tenure.  The officers shall hold office indefinitely and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified.  Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4

Powers.  Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Delaware business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5

President.  The President shall be the Chief Executive Officer of the Trust.  In the absence of the Chairman of the Board, and unless the Trustees provide otherwise, the President shall preside at all meetings of the Shareholders and of the Board at which the President is present; and in general, shall perform all duties incident to the office of a president of a Trust, and such other duties, as from time to time, may be assigned to him by the Board.

3.6

Chief Compliance Officer.  The Chief Compliance Officer of the Trust will be responsible for administering its compliance policies and procedures, shall have sufficient authority and independence within the organization to compel others to adhere to the compliance policies and procedures, shall report directly to the Board of Trustees, shall annually furnish a written report on the operation of the compliance policies and procedures to the Board of Trustees and shall perform such other duties as prescribed by the Board of Trustees.

3.7

Chief Administrative Officer.  The Chief Administrative Officer, if any, of the Trust will be responsible for overseeing the activities of the Treasurer and Assistant Treasurers, if any; overseeing fund administration and governance activities; facilitating compliance activities and performing such other duties and have such other powers as may be designated from time to time by the Trustees or by the President.

3.8

Anti-Money Laundering Officer.  The Anti-Money Laundering Officer of the Trust will be responsible for administering its anti-money laundering policies and procedures, shall have sufficient authority and independence within the organization to compel others to adhere to the anti-money laundering policies and procedures and shall perform such other duties as prescribed by the Board of Trustees.

3.9

Treasurer and Assistant Treasurer.  The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

The Assistant Treasurer, if any, shall, in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform other duties and have such other powers as the Board may from time to time prescribe.

3.10

Secretary and Assistant Secretary.  The Secretary shall record, or cause to be recorded, all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust or such other location as the Trustees shall approve.  In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.  The Secretary shall perform such other duties and have such other powers as the Board may from time to time prescribe.

The Assistant Secretary, if any, shall, in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

3.11

Vice Presidents.  The Vice President or Vice Presidents, if any, at the request of the President, in the President's absence or during the President's inability or refusal to act, shall perform the duties and exercise the function of the President, and when so acting shall have the powers of the President.  If there be more than one Vice President, the Board may determine which one or more of the Vice Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board, the President may make such determination.  The Vice President or Vice Presidents shall have such other powers and perform such other duties as may be assigned by the Board, the Chairman of the Board, or the President.

3.12

Subordinate Officers.  The Board may from time to time appoint such subordinate officers as it may deem desirable.  Each such officer shall hold office for such period and perform such duties as the Board, the President or the Chairman of the Board may prescribe.  The Board may, from time to time, authorize any committee or officer to appoint and remove subordinate officers and prescribe the duties thereof.

3.13

Resignations and Removals.  Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the President or the Secretary and to a meeting of the Trustees.  Such resignation shall be effective upon receipt unless specified to be effective at some other time.  The Trustees may remove any officer elected by them with or without cause, provided, however, that removal of the Chief Compliance Officer will require approval of a majority of the Trustees, including a majority of the Independent Trustees.  Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4
Committees

4.1

General.  The Trustees, by vote of a majority of the Trustees then in office, may elect from their number an Executive Committee or other committees, each committee to consist of two or more of the Trustees, and may delegate thereto some or all of their powers except those which by law, by the Declaration of Trust, or by these By-Laws may not be delegated.  The Board may designate one or more Trustees as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, to the extent provided in the resolution, shall have and may exercise the powers of the Board in the management of the business and affairs of the Trust, provided, however, that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Trustees or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Trustees themselves.  All members of such committees shall hold such offices at the pleasure of the Trustees.  The Trustees may abolish any such committee at any time.  Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its action to the Trustees.  The Trustees shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE 5
Reports

5.1

General.  The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law.  Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6
Fiscal Year

6.1

General.  The fiscal year of the Trust shall be fixed by, and shall be subject to change by, the Trustees.

ARTICLE 7
Seal

7.1

General.  If required by applicable law, the seal of the Trust shall consist of a flat-faced die with the word "Delaware", together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8
Execution of Papers

8.1

General.  Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, any Vice President, the Secretary, the Chief Administrative Officer or by the Treasurer and need not bear the seal of the Trust.

ARTICLE 9
Issuance of Share Certificates

9.1

Share Certificates.  In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates.  In that event, each shareholder shall be entitled to a certificate stating the number of shares owned by him, in such form as shall be prescribed from time to time by the Trustees.  Such certificate shall be signed by the President or a Vice-President and by the Treasurer or Assistant Treasurer.  Such signatures may be facsimiles if the certificate is signed by a transfer agent, or by a registrar, other than a Trustee, officer or employee of the Trust.  In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.2

Loss of Certificates.  In case of the alleged loss or destruction or the mutilation of a share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees shall prescribe.

9.3

Issuance of New Certificate to Pledgee.  In the event certificates have been issued, a pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby.  Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder, and entitled to vote thereon.

9.4

Discontinuance of Issuance of Certificates.  The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation.  Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10
Custodian

10.1

General.  The Trust shall at all times employ a bank or trust company having a capital, surplus and undivided profits of at least Five Hundred Thousand ($500,000) Dollars as Custodian of the capital assets of the Trust, provided such a Custodian satisfies the requirements of Section 17(f) of the 1940 Act and the rules thereunder.  The Custodian shall be compensated for its services by the Trust, and upon such basis as shall be agreed upon from time to time between the Trust and the Custodian.  The Trust shall enter into a written contract with the Custodian regarding the powers, duties and compensation of the Custodian with respect to the cash and securities of the Trust.

The Trustees may direct the Custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Securities and Exchange Commission, or otherwise in accordance with applicable law, pursuant to which system all securities of any particular class or series of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities, provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.

The Trustees may direct the Custodian to accept written receipts or other written evidence indicating purchases of securities held in book-entry form in the Federal Reserve System in accordance with regulations promulgated by the Board of Governors of the Federal Reserve System and the local Federal Reserve Banks in lieu of receipt of certificates representing such securities.

10.2

Checks.  All checks or demands for money and notes of the Trust shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

10.3

Representation of Shares.  Any officer of the Trust is authorized to vote, represent and exercise any and all rights incident to any Shares of any corporation or other business enterprise owned by the Trust.

ARTICLE 11
Dealings with Trustees and Officers

11.1

General.  Any Trustee, officer or other agent of the Trust may acquire, own and dispose of shares of the Trust to the same extent as if he were not a Trustee, officer or agent; and the Trustees may accept subscriptions to shares or repurchase shares from any firm or company in which he is interested.

ARTICLE 12
Shareholders

12.1

Meetings.  A meeting of the shareholders of the Trust shall be held whenever called by the Trustees, whenever election of a Trustee or Trustees by shareholders is required by the provisions of Section 16(a) of the Investment Company Act of 1940 for that purpose or whenever otherwise required pursuant to the Declaration of Trust.  Any meeting shall be held on such day and at such time as the President or the Trustees may fix in the notice of the meeting.

12.2

Record Dates.  For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 120 days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or any part of such period.

ARTICLE 13
Amendments to the By-Laws

13.1

General.  These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

ARTICLE 14
Indemnification

The Trust shall provide any indemnification required by the Article IX of the Agreement and Declaration of Trust and applicable law.  Further:

(a)

Expenses, including counsel fees so incurred by any past, present and future Trustees and officers (including persons who serve at the Trust's request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a "Covered Person") (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of any undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnifications of such expenses is not authorized under Article IX of the Agreement and Declaration of Trust, provided that (i) such Covered Person shall provide security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of such Covered Person’s failure to fulfill his undertaking or (iii) a majority of the Trustees who are disinterested persons and who are not Interested Persons (provided that a majority of such Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

(b)

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a pleas of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not reasonably believe his or her actions to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

(c)

Pursuant and subject to Article 14, the Trust shall indemnify each Covered Person against, or advance the expenses of any Covered Person for, the amount of any deductible provided in any liability insurance policy maintained by the Trust.

(d)

Agents and employees of the Trust who are not Trustees or officers of the Trust may be indemnified under the same standards and procedures set forth above, in the discretion of the Board.

(e)

Nothing in the Declaration or in these By-Laws shall be deemed to protect any Trustee or officer of the Trust against any liability to the Trust or to its Shareholders to which such person would otherwise be subject by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

(f)

The Trust shall have the power to purchase and maintain insurance on behalf of any person against any liability asserted against or incurred by such person, whether or not the Trust would have the power to indemnify such person against such liability under the provisions of this Article.  Nevertheless, insurance will not be purchased or maintained by the Trust if the purchase or maintenance of such insurance would result in the indemnification of any person in contravention of any rule or regulation and/or interpretation of the Securities and Exchange Commission.

720940.1